EXHIBIT 8.1

LIST OF SIGNIFICANT SUBSIDIARIES

S/n	Name of Company	Country of Incorporation

1.	Pacific Internet Corporation Pte Ltd	Singapore
2.	Pacific Internet (Australia) Pty. Limited	Australia
3.	Zip World Pty Ltd	Australia
4.	Hunterlink Pty Limited	Australia
5.	Pacific Supernet Limited	Hong Kong
6.	Pacific Internet (Hong Kong) Limited	Hong Kong
7.	Pacific Internet India Private Limited	India
8.	Pacific Internet (Malaysia) Sdn. Bhd.	Malaysia
9.	Pacific Internet Philippines, Inc.	Philippines
10.	PW Holding Corporation	Philippines
11.	Pacific Digiway Limited	Thailand
12.	Pacific Internet (Thailand) Limited	Thailand
13.	World Net & Services Co., Ltd.	Thailand
14.	Pacfusion Limited	Bermuda
15.	Pacfusion.com Inc. (De-registered on December 15, 2003)	Delaware, USA
16.	Pacific Internet Services Pte. Ltd.	Singapore
17.	Pacfusion.com (Australia) Pty Limited (De-registered on February 11, 2004)	Australia
18.	Pacfusion (Malaysia) Sdn. Bhd. (Members' Voluntary Liquidation finalized on March 1, 2004)	Malaysia
19.	Pacfusion.com (Thailand) Limited	Thailand
20.	TravelFusion.com Limited	Bermuda
21.	Safe2Travel Pte Ltd	Singapore

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